Exhibit 99.1
News Release

Lockheed Martin Reports Second Quarter 2021 Results

•Net sales of $17.0 billion
•Net earnings of $1.8 billion, or $6.52 per share
•Generated cash from operations of $1.3 billion
•Increases 2021 financial outlook for earnings per share

BETHESDA, Md., July 26, 2021 – Lockheed Martin Corporation [NYSE: LMT] today reported second quarter 2021 net sales of $17.0 billion, compared to $16.2 billion in the second quarter of 2020. Net earnings in the second quarter of 2021 were $1.8 billion, or $6.52 per share, compared to $1.6 billion, or $5.79 per share, in the second quarter of 2020. Second quarter 2021 net earnings include a loss of $225 million ($169 million, or $0.61 per share, after tax), recorded at Aeronautics, related to performance issues experienced on a classified program. Net earnings for the second quarter 2020 include a noncash impairment charge of $128 million ($96 million, or $0.34 per share, after tax) for an investment in a joint venture that the company sold. Cash from operations in the second quarter of 2021 was $1.3 billion, compared to $2.2 billion in the second quarter of 2020.

"In my first year leading our company, I’m proud of the extraordinary resolve demonstrated by our 114,000 team members to rise above the challenges of the pandemic in support of our customers, our nation and our allies. This is reflected in our solid sales growth across each business area this quarter,” said Lockheed Martin Chairman, President and CEO James Taiclet. “Our teams continue to deliver on key platform programs while also advancing technologies critical for 21st century deterrence and scientific discovery. And as a result, we are maintaining our prior guidance for full-year sales, segment operating profit, and cash from operations, while raising guidance for full-year EPS.”

Summary Financial Results

The following table presents the company’s summary financial results.

	(in millions, except per share data)	Quarters Ended[1]		Six Months Ended
		June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
	Net sales	$17,029	$16,220	$33,287	$31,871

	Business segment operating profit[2,3]	$1,766	$1,790	$3,515	$3,515
	Unallocated items
	FAS/CAS operating adjustment	489	469	978	938
	Severance and restructuring charges	—	—	(36)	—
	Other, net[4]	(63)	(173)	(83)	(245)
	Total unallocated items	426	296	859	693
	Consolidated operating profit	$2,192	$2,086	$4,374	$4,208

	Net earnings	$1,815	$1,626	$3,652	$3,343

	Diluted earnings per share	$6.52	$5.79	$13.08	$11.87

	Cash from operations[5]	$1,268	$2,182	$3,016	$4,496

1	The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 27 for the second quarter of 2021 and June 28 for the second quarter of 2020. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.
2	Business segment operating profit is a non-GAAP measure. See the "Non-GAAP Financial Measures" section of this news release for more information.
3
The company has experienced performance issues on a classified program at its Aeronautics business segment. During the second quarter of 2021, the company completed a comprehensive review of the program and determined that estimated total costs to complete the program are expected to exceed the contract price. As a result, the company recorded a loss of $225 million ($169 million, or $0.61 per share, after tax) at its Aeronautics business segment.

4	In the second quarter of 2020, the company recognized a noncash impairment charge of $128 million ($96 million, or $0.34 per share, after tax) for its investment in the international equity method investee, Advanced Military Maintenance, Repair and Overhaul Center (AMMROC), which the company sold.
5
Cash from operations in the second quarter of 2021 reflects federal income tax payments of $640 million and cash payments for the employer portion of payroll taxes of $182 million, compared to no payments in the second quarter of 2020 due to the deferral of $400 million of federal tax payments from the second quarter of 2020 to the third quarter of 2020 pursuant to IRS guidance and $160 million for the employer portion of payroll taxes from the second quarter of 2020 to fourth quarters of 2021 and 2022 pursuant to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

2021 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company’s current expectations. Actual results may differ materially from those projected. It is the company’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, pension risk transfer transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Guidance[1]	April 2021 Outlook[1]

	Net sales	$67,300 - $68,700	$67,300 - $68,700

	Business segment operating profit	$7,380 - $7,520	$7,380 - $7,520

	Net FAS/CAS pension adjustment[2]	~$2,330	~$2,330

	Diluted earnings per share	$26.70 - $27.00	$26.40 - $26.70

	Cash from operations	≥$8,900	≥$8,900

1	The company’s 2021 financial outlook reflects the anticipated impacts from the COVID-19 pandemic based on the company’s understanding at the time of this news release. However, the ultimate impacts of COVID-19 on the company’s financial outlook for 2021 and beyond remains uncertain and there can be no assurance that the company’s underlying assumptions are correct. Additionally, the 2021 financial outlook reflects the UK Ministry of Defence’s renationalization of the Atomic Weapons Establishment program on June 30, 2021. The 2021 financial outlook also reflects the impact of the unrealized and realized gains from investments held by the Lockheed Martin Ventures Fund year to date, but does not include any future gains or losses related to market volatility and changes in valuations of the company's investment holdings. Further, the 2021 financial outlook does not incorporate the pending acquisition of Aerojet Rocketdyne Holdings, Inc. previously announced on Dec. 20, 2020.
2	The net FAS/CAS pension adjustment is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $2,065 million and total expected financial accounting standards (FAS) pension income of approximately $265 million. CAS pension cost and the service cost component of FAS pension income are included in operating profit. The non-service cost components of FAS pension income are included in non-operating income. For additional detail regarding the pension amounts reported in operating and non-operating results, refer to the supplemental table included at the end of this news release.

Cash Activities

The company’s cash activities in the second quarter of 2021, included the following:

•making capital expenditures of $318 million, compared to $343 million in the second quarter of 2020;
•paying cash dividends of $721 million, compared to $671 million in the second quarter of 2020;
•repurchasing 1.3 million shares for $500 million pursuant to an accelerated share repurchase agreement (ASR) (and retiring an additional 1.0 million shares for a first quarter 2021 ASR that settled in the second quarter of 2021); compared to repurchasing 0.7 million shares for $259 million in the second quarter of 2020 (and retiring an additional 0.4 million shares for a first quarter 2020 ASR that settled in the second quarter of 2020); and
•accelerating $1.4 billion of payments to suppliers in the second quarter 2021 that were due in the third quarter of 2021; compared to accelerating $1.3 billion of payments to suppliers in the second quarter 2020 that were due in the third quarter of 2020.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company’s business segments and reconciles these amounts to the company’s consolidated financial results.

(in millions)	Quarters Ended		Six Months Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Net sales
Aeronautics	$6,666	$6,503	$13,053	$12,872
Missiles and Fire Control	2,944	2,801	5,693	5,420
Rotary and Mission Systems	4,242	4,039	8,349	7,785
Space	3,177	2,877	6,192	5,794
Total net sales	$17,029	$16,220	$33,287	$31,871

Operating profit
Aeronautics	$572	$739	$1,265	$1,411
Missiles and Fire Control	401	370	797	766
Rotary and Mission Systems	458	429	891	805
Space	335	252	562	533
Total business segment operating profit	1,766	1,790	3,515	3,515
Unallocated items
FAS/CAS operating adjustment	489	469	978	938
Severance and restructuring charges	—	—	(36)	—
Other, net	(63)	(173)	(83)	(245)
Total unallocated items	426	296	859	693
Total consolidated operating profit	$2,192	$2,086	$4,374	$4,208

Net sales and operating profit of the company’s business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation. Operating profit of the company’s business segments includes the company’s share of earnings or losses from equity method investees as the operating activities of the investees are closely aligned with the operations of its business segments.

Operating profit of the company’s business segments also excludes the FAS/CAS pension operating adjustment described below, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from divestitures, and other miscellaneous corporate activities.
The company recovers CAS pension cost through the pricing of its products and services on U.S. Government contracts and, therefore, recognizes CAS pension cost in each of its business segments' net sales and cost of sales. The company’s consolidated financial statements must present pension and other postretirement benefit plan income calculated in accordance with FAS requirements under U.S. generally accepted accounting principles. The operating portion of the net FAS/CAS pension adjustment represents the difference between the service cost component of FAS pension income and total CAS pension cost. The non-service FAS pension income component is included in other non-operating income. The net FAS/CAS pension adjustment increases or decreases CAS pension cost to equal total FAS pension income (both service and non-service).

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the company’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the company’s contracts for which it recognizes revenue over time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, cost recoveries on severance and restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.
The company’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 22% of total segment operating profit in the second quarter of 2021, as compared to 27% in the second quarter of 2020.

Aeronautics

(in millions)	Quarters Ended		Six Months Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Net sales	$6,666	$6,503	$13,053	$12,872
Operating profit	572	739	1,265	1,411
Operating margin	8.6%	11.4%	9.7%	11.0%

Aeronautics’ net sales during the second quarter of 2021 increased $163 million, or 3%, compared to the same period in 2020. The increase was primarily attributable to about $100 million for the F-16 program due to increased production volume that was partially offset by decreased sustainment volume; and about $90 million for the F-35 program due to increased production and sustainment volume that was partially offset by decreased development activities. These increases were partially offset by lower net sales of approximately $60 million for the F-22 program due to decreased sustainment volume.

Aeronautics’ operating profit during the second quarter of 2021 decreased $167 million, or 23%, compared to the same period in 2020. Operating profit decreased due to a loss of approximately $225 million in the second quarter of 2021 for performance issues experienced on a classified program; and about $20 million for the F-22 program due to lower risk retirements and sustainment volume. These decreases were partially offset by higher operating profit of approximately $45 million for the C-130 program primarily due to higher risk retirements on sustainment activities; and about $20 million for the F-16 program due to increased production volume and higher risk retirements. Operating profit for the F-35 program was comparable as higher production and sustainment volume was offset by lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, were $180 million lower in the second quarter of 2021 compared to the same period in 2020.

Missiles and Fire Control

(in millions)	Quarters Ended		Six Months Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Net sales	$2,944	$2,801	$5,693	$5,420
Operating profit	401	370	797	766
Operating margin	13.6%	13.2%	14.0%	14.1%

MFC’s net sales during the second quarter of 2021 increased $143 million, or 5%, compared to the same period in 2020. The increase was primarily attributable to higher net sales of approximately $110 million for tactical and strike missile programs due to higher production volume (Army Tactical Missile System (ATACMS) and Long Range Anti-Ship Missile (LRASM)); and about $35 million for sensors and global sustainment programs due to higher service volume (primarily Special Operations Forces Global Logistics Support Services (SOF GLSS)) and close out activities related to the Warrior Capability Sustainment Program (Warrior) that was terminated by the customer in March 2021.

MFC’s operating profit during the second quarter of 2021 increased $31 million, or 8%, compared to the same period in 2020. Operating profit increased approximately $45 million for sensors and global sustainment programs primarily due to the reversal of the portion of previously recorded losses on the Warrior program in the second quarter of 2021 that are no longer expected to be incurred as a result of the program being terminated. This increase was partially offset by lower operating profit of approximately $15 million on integrated air and missile defense programs due to lower risk retirements (primarily Terminal High Altitude Area Defense (THAAD)). Operating profit for tactical and strike missile programs was comparable as higher production volume (ATACMS and LRASM) was offset by lower volume on the Long Range Stand-Off program. Adjustments not related to volume, including net profit booking rate adjustments, were $25 million higher in the second quarter of 2021 compared to the same period in 2020.

Rotary and Mission Systems

(in millions)	Quarters Ended		Six Months Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Net sales	$4,242	$4,039	$8,349	$7,785
Operating profit	458	429	891	805
Operating margin	10.8%	10.6%	10.7%	10.3%

RMS’ net sales during the second quarter of 2021 increased $203 million, or 5%, compared to the same period in 2020. The increase was attributable to higher net sales of approximately $230 million for Sikorsky helicopter programs due to higher production volume on the Black Hawk, Combat Rescue Helicopter (CRH), and CH-53K programs that was partially offset by lower production volume on Seahawk programs. This increase was partially offset by lower net sales of about $35 million for integrated warfare systems and sensors (IWSS) programs due to lower volume on the TPQ-53 and the Littoral Combat Ship (LCS) programs that was partially offset by higher volume on the Canadian Surface Combatant (CSC) and Aegis Combat System (Aegis) programs.

RMS’ operating profit during the second quarter of 2021 increased $29 million, or 7%, compared to the same period in 2020. Operating profit increased approximately $20 million for Sikorsky helicopter programs due to higher production volume on the Black Hawk, CRH, and CH-53K programs. Operating profit for IWSS programs was comparable as risk retirements on a ground-based radar program were offset by lower risk retirements on the LCS program. Adjustments not related to volume, including net profit booking rate adjustments, were comparable in the second quarter of 2021 to the same period in 2020.

Space

(in millions)	Quarters Ended		Six Months Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Net sales	$3,177	$2,877	$6,192	$5,794
Operating profit	335	252	562	533
Operating margin	10.5%	8.8%	9.1%	9.2%

Space’s net sales during the second quarter of 2021 increased $300 million, or 10%, compared to the same period in 2020. The increase was primarily attributable to higher net sales of approximately $125 million for the Atomic Weapons Establishment (AWE) program due to higher volume; about $100 million for national security space programs due to higher volume (primarily Next Generation Overhead Persistent Infrared (Next Gen OPIR)); and about $80 million for strategic and missile defense programs due to higher volume (primarily hypersonic development programs). As previously disclosed, effective June 30, 2021 (subsequent to the second quarter), the UK Ministry of Defence renationalized the AWE program. Accordingly, the AWE program will no longer be included in the company's financial results beginning in the third quarter of 2021.

Space’s operating profit during the second quarter of 2021 increased $83 million, or 33%, compared to the same period in 2020. Operating profit increased approximately $45 million for national security space programs primarily due to higher risk retirements (primarily Space-Based Infrared System (SBIRS)) and higher volume (primarily Next Gen OPIR); and about $35 million due to higher equity earnings from the company's investment in United Launch Alliance (ULA). Operating profit for the AWE program was comparable as higher volume was offset by accelerated and incremental amortization expense for intangible assets. Operating profit for strategic and missile defense programs was also comparable as higher volume (hypersonic development programs) was offset by lower risk retirements (primarily Fleet Ballistic Missile (FBM) programs). Adjustments not related to volume, including net profit booking rate adjustments, were $65 million higher in the second quarter of 2021 compared to the same period in 2020.

Total equity earnings (primarily ULA) recognized in Space's operating profit were approximately $45 million, or 13% of Space’s operating profit during the second quarter of 2021, compared to approximately $10 million, or 4% in the second quarter of 2020.

Income Taxes

The company’s effective income tax rate was 16.4% for the second quarter of 2021 and 17.1% for the second quarter of 2020. The rate for the second quarter of 2021 is lower primarily due to increased tax deductions for foreign derived intangible income. The rates for both periods benefited from tax deductions for foreign derived intangible income, the research and development tax credit, and dividends paid to the company's defined contribution plans with an employee stock ownership plan feature.

Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the company’s definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit represents operating profit from the company’s business segments before unallocated income and expense. This measure is used by the company’s senior management in evaluating the performance of its business segments and is a performance goal in the company’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	Current Update[1]	April 2021[1]
	Business segment operating profit (non-GAAP)	$7,380 - $7,520	$7,380 - $7,520
	FAS/CAS operating adjustment[2]	~1,955	~1,955
	Other, net	~(300)	~(355)
	Consolidated operating profit (GAAP)	$9,035 - $9,175	$8,980 - $9,120

1	The company’s 2021 financial outlook reflects the anticipated impacts from the COVID-19 pandemic based on the company’s understanding at the time of this news release. However, the ultimate impacts of COVID-19 on the company’s financial outlook for 2021 and beyond remains uncertain and there can be no assurance that the company’s underlying assumptions are correct. Additionally, the 2021 financial outlook reflects the UK Ministry of Defence’s renationalization of the AWE program on June 30, 2021. Further, the 2021 financial outlook does not incorporate the pending acquisition of Aerojet Rocketdyne Holdings, Inc. announced on Dec. 20, 2020.
2	Refer to the supplemental table "Other Financial and Operating Information" included in this news release for a detail of the FAS/CAS operating adjustment, which excludes $375 million of expected non-service FAS income that will be recorded in non-operating income (expense).

Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Monday, July 26, 2021, at 11 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit the company's website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 114,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contacts:
Trent Perrotto, director, Global Media Relations, +1 301-214-3504, trent.j.perrotto@lmco.com

Investor Relations Contacts:
Greg Gardner, vice president, Investor Relations, +1 301-897-6584, greg.m.gardner@lmco.com
David Weston, director, Investor Relations, +1 301-897-6455, david.weston@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the impact of COVID-19 or future epidemics on the company's business, including potential supply chain disruptions, facility closures, work stoppages, program delays, payment policies and regulations and the company's ability to recover its costs under contracts;
•budget uncertainty, the risk of future budget cuts, the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including the company's largest, the F-35 program;
•planned production rates and orders for significant programs; compliance with stringent performance and reliability standards; materials availability;
•performance and financial viability of key suppliers, teammates, joint ventures and partners, subcontractors and customers;
•economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt the company's supply chain or prevent the sale or delivery of its products (such as delays in approvals for exports requiring Congressional notification);
•trade policies or sanctions (including potential Chinese sanctions on the company or its suppliers, teammates or partners; U.S. Government sanctions on Turkey and its removal from the F-35 program and potential U.S. Government actions to restrict sales to the Kingdom of Saudi Arabia and the United Arab Emirates);
•the company's success expanding into and doing business in adjacent markets and internationally and the differing risks posed by international sales;
•changes in foreign national priorities and foreign government budgets and planned orders;
•the competitive environment for the company's products and services, including increased pricing pressures, aggressive pricing in the absence of cost realism evaluation criteria, competition from outside the aerospace and defense industry, and bid protests;
•the timing and customer acceptance of product deliveries and performance milestones;
•the company's ability to develop new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to attract and retain a highly skilled workforce; the impact of work stoppages or other labor disruptions;
•cyber or other security threats or other disruptions faced by the company or its suppliers;
•the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases and dividend payments;
•the company's ability to recover costs under U.S. Government contracts and changes in contract mix;
•the accuracy of the company's estimates and projections;
•the impact of pension risk transfers, including potential noncash settlement charges; timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment; actual returns on pension plan assets and the impact of the American Rescue Plan Act of 2021;
•the successful operation of joint ventures that the company does not control;

•realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility in the fair value of investments in the company's Lockheed Martin Ventures Fund that are marked to market;
•risks related to the company's proposed acquisition of Aerojet Rocketdyne, including the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals and the company's ability to successfully and timely integrate the business and realize synergies and other expected benefits of the transaction;
•the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services;
•the risk of an impairment of the company's assets, including the potential impairment of goodwill recorded as a result of the acquisition of the Sikorsky business;
•the availability and adequacy of the company's insurance and indemnities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy, including a reversal or modification to the DoD’s increase to the progress payment rate in response to COVID-19;
•changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application; and
•the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2020, and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Six Months Ended
		June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
	Net sales	$17,029	$16,220	$33,287	$31,871
	Cost of sales	(14,878)	(14,007)	(28,950)	(27,567)
	Gross profit	2,151	2,213	4,337	4,304
	Other income (expense), net[2]	41	(127)	37	(96)
	Operating profit[3]	2,192	2,086	4,374	4,208
	Interest expense	(142)	(149)	(282)	(297)
	Other non-operating income, net	120	25	289	81
	Earnings before income taxes	2,170	1,962	4,381	3,992
	Income tax expense	(355)	(336)	(729)	(649)
	Net earnings	$1,815	$1,626	$3,652	$3,343
	Effective tax rate	16.4%	17.1%	16.6%	16.3%

	Earnings per common share
	Basic	$6.54	$5.81	$13.13	$11.92
	Diluted	$6.52	$5.79	$13.08	$11.87

	Weighted average shares outstanding
	Basic	277.4	279.8	278.1	280.5
	Diluted	278.4	280.8	279.1	281.7

	Common shares reported in stockholders’ equity at end of period			276	278

1	The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 27 for the second quarter of 2021 and June 28 for the second quarter of 2020. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.
2	In the second quarter of 2020, the company recognized a noncash impairment charge of $128 million ($96 million, or $0.34 per share, after tax) for its investment in the international equity method investee, AMMROC which the company has sold.
3
The company has experienced performance issues on a classified program at its Aeronautics business segment. During the second quarter of 2021, the company completed a comprehensive review of the program determined that estimated total costs to complete the program are expected to exceed the contract price. As a result, the company recorded a loss of $225 million ($169 million, or $0.61 per share, after tax) at its Aeronautics business segment.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended			Six Months Ended
		June 27, 2021	June 28, 2020	% Change	June 27, 2021	June 28, 2020	% Change
	Net sales
	Aeronautics	$6,666	$6,503	3%	$13,053	$12,872	1%
	Missiles and Fire Control	2,944	2,801	5%	5,693	5,420	5%
	Rotary and Mission Systems	4,242	4,039	5%	8,349	7,785	7%
	Space	3,177	2,877	10%	6,192	5,794	7%
	Total net sales	$17,029	$16,220	5%	$33,287	$31,871	4%

	Operating profit
	Aeronautics[1]	$572	$739	(23%)	$1,265	$1,411	(10%)
	Missiles and Fire Control	401	370	8%	797	766	4%
	Rotary and Mission Systems	458	429	7%	891	805	11%
	Space	335	252	33%	562	533	5%
	Total business segment operating profit	1,766	1,790	(1%)	3,515	3,515	—%
	Unallocated items
	FAS/CAS operating adjustment	489	469		978	938
	Severance and restructuring charges	—	—		(36)	—
	Other, net[2]	(63)	(173)		(83)	(245)
	Total unallocated items	426	296	44%	859	693	24%
	Total consolidated operating profit	$2,192	$2,086	5%	$4,374	$4,208	4%

	Operating margin
	Aeronautics	8.6%	11.4%		9.7%	11.0%
	Missiles and Fire Control	13.6%	13.2%		14.0%	14.1%
	Rotary and Mission Systems	10.8%	10.6%		10.7%	10.3%
	Space	10.5%	8.8%		9.1%	9.2%
	Total business segment operating margin	10.4%	11.0%		10.6%	11.0%

	Total consolidated operating margin	12.9%	12.9%		13.1%	13.2%

1	The company has experienced performance issues on a classified program at its Aeronautics business segment. During the second quarter of 2021, the company completed a comprehensive review of the program determined that estimated total costs to complete the program are expected to exceed the contract price. As a result, the company recorded a loss of $225 million ($169 million, or $0.61 per share, after tax) at its Aeronautics business segment.
2	In the second quarter of 2020, the company recognized a noncash impairment charge of $128 million ($96 million, or $0.34 per share, after tax) for its investment in the international equity method investee, AMMROC which the company has sold.

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

	Quarters Ended		Six Months Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Amortization of purchased intangibles
Aeronautics	$1	$—	$1	$—
Missiles and Fire Control	—	—	1	1
Rotary and Mission Systems	58	58	116	116
Space	22	7	44	14
Total amortization of purchased intangibles	$81	$65	$162	$131

		2021 Outlook	2020 Actual
	Total FAS income and CAS costs
	FAS pension income	$265	$118
	Less: CAS pension cost	2,065	1,977
	Net FAS/CAS pension adjustment	$2,330	$2,095

	Service and non-service cost reconciliation
	FAS pension service cost	$(110)	$(101)
	Less: CAS pension cost	2,065	1,977
	FAS/CAS operating adjustment	1,955	1,876
	Non-operating FAS pension income[1]	375	219
	Net FAS/CAS pension adjustment	$2,330	$2,095

1	The company records the non-service cost components of net periodic benefit cost as part of other non-operating income in the consolidated statement of earnings. The non-service cost components in the table above relate only to the company's qualified defined benefit pension plans. The company expects non-service income for its qualified defined benefit pension plans in the table above, along with non-service income for its other postretirement benefit plans of $5 million, to total non-service income of $380 million for 2021. The company recorded non-service cost for its other postretirement benefit plans of $33 million in 2020, in addition to its non-service income for its qualified defined benefit pension plans in the table above, to total non-service income of $186 million in 2020.

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

	June 27, 2021	Dec. 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,745	$3,160
Receivables, net	2,611	1,978
Contract assets	11,425	9,545
Inventories	3,119	3,545
Other current assets	774	1,150
Total current assets	20,674	19,378

Property, plant and equipment, net	7,290	7,213
Goodwill	10,810	10,806
Intangible assets, net	2,849	3,012
Deferred income taxes	3,377	3,475
Other noncurrent assets	7,099	6,826
Total assets	$52,099	$50,710

Liabilities and equity
Current liabilities
Accounts payable	$1,608	$880
Contract liabilities	7,379	7,545
Salaries, benefits and payroll taxes	3,029	3,163
Current maturities of long-term debt	506	500
Other current liabilities	2,720	1,845
Total current liabilities	15,242	13,933

Long-term debt, net	11,665	11,669
Accrued pension liabilities	12,412	12,874
Other noncurrent liabilities	6,250	6,196
Total liabilities	45,569	44,672

Stockholders’ equity
Common stock, $1 par value per share	276	279
Additional paid-in capital	122	221
Retained earnings	21,961	21,636
Accumulated other comprehensive loss	(15,837)	(16,121)
Total stockholders’ equity	6,522	6,015
Noncontrolling interests in subsidiary	8	23
Total equity	6,530	6,038
Total liabilities and equity	$52,099	$50,710

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Six Months Ended
	June 27, 2021	June 28, 2020
Operating activities
Net earnings	$3,652	$3,343
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	670	608
Stock-based compensation	127	115
Equity method investment impairment	—	128
Severance and restructuring charges	36	—
Changes in assets and liabilities
Receivables, net	(633)	(498)
Contract assets	(1,880)	(727)
Inventories	426	98
Accounts payable	743	191
Contract liabilities	(166)	427
Postretirement benefit plans	(133)	(77)
Income taxes	33	473
Other, net	141	415
Net cash provided by operating activities	3,016	4,496

Investing activities
Capital expenditures	(599)	(636)
Other, net	210	4
Net cash used for investing activities	(389)	(632)

Financing activities
Dividends paid	(1,460)	(1,364)
Repurchases of common stock	(1,500)	(1,015)
Issuance of long-term debt, net of related costs	—	1,131
Repayments of current and long-term debt	—	(1,150)
Other, net	(82)	(125)
Net cash used for financing activities	(3,042)	(2,523)

Net change in cash and cash equivalents	(415)	1,341
Cash and cash equivalents at beginning of period	3,160	1,514
Cash and cash equivalents at end of period	$2,745	$2,855

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

		Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests in Subsidiary	Total Equity
	Balance at Dec. 31, 2020	$279	$221	$21,636	$(16,121)	$6,015	$23	$6,038
	Net earnings	—	—	3,652	—	3,652	—	3,652
	Other comprehensive income, net of tax[1]	—	—	—	284	284	—	284
	Dividends declared[2]	—	—	(2,179)	—	(2,179)	—	(2,179)
	Repurchases of common stock	(4)	(348)	(1,148)	—	(1,500)	—	(1,500)
	Stock-based awards, ESOP activity and other	1	249	—	—	250	—	250
	Net decrease in noncontrolling interests in subsidiary	—	—	—	—	—	(15)	(15)
	Balance at June 27, 2021	$276	$122	$21,961	$(15,837)	$6,522	$8	$6,530

1	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to pension and other postretirement benefit plans.
2	Represents dividends of $2.60 per share declared for each of the first, second and third quarters of 2021. In the second quarter, the company declared the second and third quarter dividends. However, the third quarter dividend will be paid in Sept. 2021.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	June 27, 2021	Dec. 31, 2020
Aeronautics	$50,296	$56,551
Missiles and Fire Control	29,285	29,183
Rotary and Mission Systems	35,329	36,249
Space	26,754	25,148
Total backlog	$141,664	$147,131

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
F-35	37	25	54	47
C-130J	6	5	8	8
Government helicopter programs	20	16	35	29
Commercial helicopter programs	—	—	1	—
International military helicopter programs	7	2	8	4

	Number of Weeks in Reporting Period[1]	2021	2020
	First quarter	12	13
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	14	13

1
The company closes its books and records on the last Sunday of each month, except for the month of December, as our fiscal year ends on Dec. 31. As a result, quarters are typically 13 weeks in length but the number of weeks in a reporting period may vary slightly during the year and for comparable prior year periods.